                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

  There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company, or if indented, subsidiaries of the Company under which they are listed:

                                                                 Jurisdiction of
                                                                  Organization
                                                                 ---------------
   HBO & Company................................................   Delaware
   McKesson Water Products Company..............................   California
   Medis Health and Pharmaceutical Services Inc. ...............   Canada
   GM Holdings, Inc. ...........................................   Delaware
   McKesson General Medical Corp. ..............................   Virginia

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